EXHIBIT 3.1.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MICRO THERAPEUTICS, INC.

Thomas C. Wilder, III and Bruce W. Feuchter certify that:

1. They are the duly elected and acting President and Chief Executive Officer, and Secretary, respectively, of MICRO THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”).

2. That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation at a Special Meeting. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article 4(A) of the Certificate of Incorporation of the Corporation be amended to read, in its entirety, as follows:

ARTICLE 4

A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Fifty Million (50,000,000) shares. Forty-Five Million (45,000,000) shares shall be Common Stock, $.001 par value and Five Million (5,000,000) shares shall be Preferred Stock, $.001 par value.

3. That thereafter, pursuant to resolution of the Board of Directors, a Special Meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Thomas C. Wilder, III, its President and Chief Executive Officer, and attested to by Bruce Feuchter, its Secretary, this 20th day of February, 2003.

/s/ THOMAS C. WILDER, III
Thomas C. Wilder, III, President and Chief Executive Officer

ATTEST:

/s/ BRUCE FEUCHTER
Bruce Feuchter, Secretary